For Immediate Release

QuantRx Biomedical Submitted a 510(k) Application to FDA for Thyroid Point-of-Care
Testing System Following Successful Completion of Studies Showing Quantitative Results

DOYLESTOWN, PA – June 9, 2010 – QuantRx® Biomedical Corporation (OTCBB: QTXB), a broad-based diagnostic company focused on the development and commercialization of innovative diagnostic products, today announced that it has completed clinical testing of the Q-Reader™ thyroid testing system.  QuantRx Biomedical Corporation is pleased to be at this regulatory stage, which follows the completion of studies showing that the innovative Q-Reader thyroid testing system is capable of providing healthcare practitioners with laboratory level quantitative results within minutes, rather than waiting for results to be returned from a commercial laboratory.

“We are very excited about meeting this critical milestone,” stated Walter Witoshkin, QuantRx Chief Executive Officer.  “With the successful completion of our studies we believe we have made a significant step forward for the first of many planned diagnostic tests which are intended to provide rapid, low cost, quantitative results. The ability to introduce our proprietary technology, which will allow the healthcare professional to run in-clinic assays that had only been available from a commercial laboratory before, will be the basis of our market growth in both human and veterinary diagnostics.”

The QN Diagnostics (QND) Q-Reader is a stand-alone instrument with a liquid crystal display (LCD) touch screen located on the top of the unit, and an integrated software analysis capability. Using QND’s proprietary analysis software, the unit uses stored calibration data provided with each QND Assay Kit and an analyte concentration based upon the analyte-specific calibration curve to display a quantifiable reading to the healthcare practitioner on the LCD screen.

Proprietary QND Assays are housed within a plastic cassette, which contains a QND-lateral flow Assay Strip.  The test system is intended for use at the point of care and to eliminate the need for samples to be taken from the patient and shipped with related documentation to an external laboratory, saving the time needed to return the test results to the health care practitioner.

According to Frost & Sullivan Senior Consultant, “The global in vitro diagnostics market has shown a consistent growth of 6.72 percent annually, a trend that is expected to continue until 2012. Point-of-Care (POC), the largest segment, is estimated to grow into an $18 billion market by 2012.”

At present, large commercial laboratories dominate this market, but that will change as more innovative technologies enter the arena. While the standard infrastructure clearly defines the limitations between the healthcare practitioner and the laboratory personnel, rapid POC technology, such as the Q-Reader system, will soon blur these lines.  POC rapid testing offering the potential for process simplification as well as the other factors, are poised to penetrate the diagnostics market aimed at the full spectrum of opportunities.

About QuantRx Biomedical (www.quantrx.com)

QuantRx Biomedical Corporation (OTCBB: QTXB) is focused on the development and commercialization of innovative products for advanced diagnosis of serious disease and health conditions. With synergistic expertise in the discovery of diagnostic platforms leveraging a vast portfolio of intellectual property, QuantRx’s mission is to introduce products for use by medical professionals, institutions, and consumers that deliver more accurate, reliable, and faster diagnoses which result in improved patient care and a reduction in overall healthcare costs.

The QuantRx strategy targets significant market opportunities estimated to be in excess of $5 billion worldwide. The Company's technology portfolio, with more than three dozen patents, patents pending and licensed patents, includes: (1) RapidSense® point-of-care testing products based on QuantRx core intellectual property related to lateral flow techniques for the consumer and healthcare professional markets (QN Diagnostics); (2) PAD technology for over-the-counter applications, and the diagnosis and treatment of women's health concerns and other medical needs, and (3) significant investments in: (a) genome-based diagnostic chips for the laboratory and healthcare professional markets; and (b) molecular imaging agents for positron emission tomography (PET) and fluorescence imaging, with initial application in cardiovascular disease, addressing significant unmet medical needs by providing clinicians with important tools for early discovery and assessment.

This release may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements reflect, among other things, management's current expectations, management's current plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict including; general economic conditions, the
Company’s need for additional funds, the early state of the products the Company is developing, uncertainties relating to clinical trials and regulatory reviews, competition and dependence on collaborative partners, the Company's ability to avoid infringement of the patent rights of others, and the Company's ability to obtain adequate patent protection and to enforce these rights. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. QuantRx does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

CONTACTS:
Dr. William Fleming
Chief Science Officer
QuantRx Biomedical Corporation
503-252-9565
wfleming@quantrx.com

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com